Exhibit 10.31

4-1-13

EMPLOYMENT AGREEMENT

August 10, 1999

David Goldstein
9 Via Zapador
Rancho Santa Margarita, CA 92688

Dear David:

I am pleased to offer you the position of Director of Sales, United States for Obagi Medical Products, Inc. (“OMP” or the “Company”) effective Oct 18, 1999 on the following terms:

A.                                                                                   Duties

You will perform the duties customarily associated with this position with respect to the Company’s operations on a full-time basis, and will report directly to the Vice President of Sales and Marketing of the Company.

B.                                                                                     Compensation

Salary: Your salary shall be $110,000 per annum subject to annual cost of living increases based on the Consumer Price Index for All Items, All Urban Consumers for the Los Angeles-Anaheim-Riverside, CA area or such greater increase as may be approved by the Company’s Board of Directors in its discretion. Your salary shall be paid semi-monthly, subject to standard payroll deductions and withholdings.

Stock Option Grant: The Company intends to grant you 5,000 stock options to purchase common stock of the Company under its Stock Option Plan. These options will have an exercise price of $1.00 per share. All options will be subject to the requirements of the Company’s Stock Option Plan, applicable rules under the Internal Revenue Code, applicable accounting policies and securities laws.

Benefits: You will be eligible for three weeks vacation annually and sick leave according to standard Company.   You will also receive all other benefits the Company provides to its most senior employees (e.g., health and dental insurance coverage). You will be eligible to participate in the Company’s 401k plan after six months.

Bonus: You shall be entitled to an annual bonus based on the achievement of certain benchmarks and in the amounts as set forth on Exhibit “A” attached hereto. All bonuses will be subject to the standard payroll deductions and withholdings and shall be paid not later than the end of the first fiscal quarter of the following year. No bonus shall be due and owing unless you are employed by the Company on December 31 of the applicable year.  Pro rated bonus for 4th Qtr 1999 based on current published parameters.

C.                                                                                     Expenses

The Company shall reimburse you for all other reasonable, ordinary and necessary expenses incurred in the performance of your duties including all licenses and membership fees to agencies and associations (such reimbursement shall be conditioned upon the submission of reasonable detailed receipts and/or invoices substantiating such expenses).

D.                                                                                    Termination

Either you or the Company may terminate your employment with or without cause, at any time, for any reason whatsoever without advance notice. This at-will employment relationship cannot be changed except by a writing signed by the Chairman of the Board of the Company.

If you voluntarily terminate your employment, if you die or become physically or mentally disabled (subject to the Company’s requirement to comply with all applicable laws), or if the Company terminates your employment for cause, all compensation and benefits shall cease immediately. For purposes of this agreement, termination for cause shall mean material misconduct, including, but not limited to (i) conviction of any felony or any crime involving moral turpitude or dishonesty or which is punishable by imprisonment in a state or federal correctional facility; (ii) participation in a fraud or act of dishonesty against the Company or any of its customers or suppliers; (iii) willful and material breach of Company policies or willful violation of reasonable rules, regulations, orders or directives of the Company’s Board of Directors; (iv) refusal to perform your duties on a full-time basis; (v) material breach of any term of this Agreement; (vi) intentional damage to Company property; (vii) conduct by you which in the good faith and reasonable determination of the Board of Directors of the company demonstrates gross negligence, willful malfeasance or gross unfitness to serve. In the case of sections iii, iv, and v, Company must provide Employee with written notice of their intent to terminate and Employee shall be given 30 days to correct the “cause” in order to avoid termination. The determination as to the adequacy of such “corrective” action on the part of the employee shall be subject to the good faith and reasonable determination of the Board of Directors of the Company.

E.                                                                                      Policies and Procedures

You will be expected to abide by all Company policies and procedures. Company may issue policies, rules, regulations, guidelines, procedures, or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees. These materials are general guidelines for your information and shall not be construed to alter, modify, or amend this agreement for any purpose whatsoever, and this agreement shall control over such policies, to the extent of any conflict.

F.                                                                                      Confidentiality/Non-Competition

At any time following execution of this agreement, you agree not to use or disclose, directly or indirectly, for any reason, whatsoever or in any way any confidential information or trade secrets of Company, including, but not limited to, information with respect to Company as follows: the identity, lists, and/or descriptions of any customers of Company; financial statements, cost reports, and other financial information; product or service pricing information; contract proposals and bidding information; processes, policies and procedures developed as part of a confidential business plan; and management systems and procedures, including manuals and supplements thereto, other than (i) at the direction of Company during the course of your employment (ii) after receipt of the prior written consent of Company, (iii) as required by any court or governmental regulatory agency having competent jurisdiction over Company, or (iv) information made public by Company.

You agree that all copyrights, trademarks, tradenames, service marks, inventions, processes and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by you while you are employed by the Company that relate to the Company’s business, or that result from any work performed by you for the Company, shall be the sole property of the Company, and you hereby assign to the Company any right or interest that you may otherwise have in respect thereof Upon the reasonable request of the Company, you shall execute, acknowledge, deliver and file any instrument or document necessary or appropriate to give effect to this provision and do all other acts and things necessary to enable the Company to exploit the same or to obtain patents or similar protection with respect thereto. You agree mat the covenants set forth in this paragraph shall accrue to the benefit of Company, irrespective of the reason for termination of the other provisions of this agreement and the corresponding employment relationship created hereby.

You agree that while you are employed by the Company and for a period of three years thereafter, you will not, without the prior written consent of the Company’s Board of Directors:

a.             Whether for compensation or otherwise, directly or indirectly engage in the Company’s business, or any part thereof, or assist any other person in such person’s conduct of the Company’s business, or any part thereof, whether as a director, officer, employee, consultant, adviser, independent contractor or otherwise;

b.             Hold a legal or beneficial interest in any person which is engaged in the Company’s business or any part thereof, whether such interest is as an owner, investor, partner, creditor (other than as a trade creditor in the ordinary course of business), joint venture or otherwise;

c.             Solicit, divert or attempt to divert from the Company or any person deriving title to the goodwill of the Company (a “Transferee”) any business constituting, or any customer of, any part of the Company’s business then conducted by the Company or such Transferee; or

d.             Induce or attempt to induce any person then, or during the immediately preceding six (6) month period, engaged or employed (whether part-time or full- time) by the Company or any Transferee, whether as an officer, employee, consultant, salesman, adviser or independent contractor to leave the employ of the Company or such Transferee, as the case may be, or to cease providing the services to the Company or such Transferee, as the case may be, then provided by such person, or in any other manner seek to engage or employ any such person (whether or not for compensation) as an officer, employee consultant, adviser or independent contractor such that such person would thereafter be unable to devote his or her full business time and attention to the business then conducted by the Company or such Transferee, as the case may be.

You hereby specifically acknowledge and agree that the restrictions contained in this paragraph are reasonable and necessary to protect the business and prospective business of Company, and that the enforcement of the provisions of this paragraph will not work an undue hardship on you.

However, in the event your employment is terminated by the Company without cause, you shall be permitted to do the following as of the first anniversary of the date of such termination:

a.             Whether for compensation or otherwise, directly or indirectly engage in the Company’s business, or any part thereof, or assist any other person in such person’s conduct of the Company’s business, or any part thereof, whether as a director, officer, employee consultant, adviser, independent contractor or otherwise; or

b.             Hold a legal or beneficial interest in any person which is engaged in the Company’s business or any part thereof, whether such interest is as an owner, investor, partner, creditor (other than as a trade creditor in the ordinary course of business), joint venture or otherwise; or

G.                                                                                  Miscellaneous

To ensure rapid and economical resolution of any disputes which may arise with the Company, or any of its officers or directors or under this agreement, you agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims whether for race, sex, sexual orientation, religion, national origin, age, marital status, or medical condition, handicap or disability, or otherwise) arising from any such dispute or regarding the interpretation, performance, enforcement or breach of this agreement shall be resolved by final and binding arbitration under the Judicial Arbitration and Mediation Services Rules of Practice and Procedure.

If any provision of this agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, and this agreement and each separate provision hereof shall be construed and enforced as if such illegal invalid, or unenforceable provision had never comprised a part of this agreement, and the remaining provisions of this agreement, shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable, if such reformation is allowable under applicable law.

This agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment, and it supersedes any other agreements or promises made to you by anyone, whether oral or written.  You agree that, except as provided herein, no other representations or promises were made to you regarding your employment with the Company. This agreement shall be construed and interpreted in accordance with the laws of the State of California.

We look forward to your joining the Company and to a successful and enjoyable working relationship.

Sincerely,

By	/s/ Phillip J. Rose 8/10/99
Phillip J. Rose, President & CEO Obagi Medical Products, Inc.

Accepted By:

/s/ David Goldstein 8/31/99
David Goldstein

Exhibit “A”

Annual bonus based on the percentage achievement of the Company’s consolidated annual Net Revenue and EBITDA plan approved by the Board of Directors, in accordance with the following schedule:

Percentage of Plan Achieved	Bonus Payable

90%	30% of Base Salary
100%	40% of Base Salary
115%	50% of Base Salary

Achievement of plan for the purposes of bonus calculation will be weighted 50% to Net Revenue and 50% to EBITDA.